As filed with the Securities and Exchange Commission on August 29, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fibrocell Science, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-0458888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

405 Eagleview Boulevard Exton, Pennsylvania	19341
(Address of Principal Executive Offices)	(Zip Code)

Fibrocell Science, Inc. 2019 Equity Incentive Plan

(Full title of the plan)

John M. Maslowski

President and Chief Executive Officer

405 Eagleview Boulevard

Exton, Pennsylvania 19341

(Name and address of agent for service)

(484) 713-6000

(Telephone number, including area code, of agent for service)

with a copy to:

Steven J. Abrams, Esq.

Hogan Lovells US LLP

1735 Market Street, 23rd Floor

Philadelphia, PA 19103

(267) 675-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐

Accelerated Filer ☐

Non-accelerated filer ☒

Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001	1,091,827	(2)	$1.88	(3)	$2,052,634.76	(3)	$248.78
Common Stock, par value $0.001	110,000	(4)	$1.92	(5)	$211,200.00	(5)	$25.60
Total	1,201,827				$2,263,834.76		$274.38

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Fibrocell Science, Inc. (the “Registrant”), par value $0.001 per share (“Common Stock”), that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)          Represents an aggregate of 1,091,827 shares of Common Stock available for issuance under the 2019 Plan, consisting of (a) 590,000 shares of Common Stock reserved for future issuance under the 2019 Plan and (b) 501,827 shares of Common Stock that are subject to outstanding options under the Registrant’s 2009 Equity Incentive Plan, as amended (the “2009 Plan”). Pursuant to Section 5 of the 2019 Plan, the aggregate number of shares of Common Stock that may be issued under the 2019 Plan includes the number of shares of Common Stock subject to awards granted under the 2009 Plan that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Registrant at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations under the Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto), subject to adjustment as described in the 2019 Plan.

(3)          Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per share of Common Stock on August 26, 2019, as reported on the Nasdaq Capital Market.

(4)          Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2019 Plan, which amount may again become available for grant and issuance under the 2019 Plan in the event the outstanding stock options terminate, expire, or are cancelled, forfeited, exchanged or surrendered in accordance with their terms prior to being exercised.

(5)          Estimated solely for the purpose of calculating the registration fee under 457(h) of the Securities Act on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2019 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Fibrocell Science, Inc. 2019 Equity Incentive Plan, as applicable, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Commission (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)         the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Commission on March 27, 2019;

(b)         the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019 filed with the Commission on May 15, 2019 and August 14, 2019, respectively;

(c)          the Registrant’s Current Reports on Form 8-K filed with the Commission on January 8, 2019, March 27, 2019, April 16, 2019, May 15, 2019, May 29, 2019, June 14, 2019, July 2, 2019, August 15, 2019 and August 22, 2019;

(d)         the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 29, 2019 (other than the portions thereof that are furnished and not filed); and

(e)          the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form S-1 filed with the Commission on July 27, 2018, and any amendment or report filed for the purpose of updating that description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                   Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s certificate of incorporation also provides that it will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as the forgoing provisions permit indemnification of directors, executive officers, or persons controlling the Registrant for liability arising under the Securities Act the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed December 13, 2012).

4.2

Certificate of Amendment of the Restated Certificate of Incorporation filed April 26, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed April 29, 2013).

4.3

Certificate of Amendment to the Registrant’s Restated Certificate of Incorporation, as amended, filed July 19, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed July 22, 2013).

4.4

Certificate of Amendment of the Restated Certificate of Incorporation filed July 12, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed August 4, 2016).

4.5

Certificate of Amendment of the Restated Certificate of Incorporation of Fibrocell Science, Inc., as amended, dated March 10, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on March 10, 2017).

4.6

Certificate of Amendment of the Restated Certificate of Incorporation of Fibrocell Science, Inc., as amended, dated May 24, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on May 24, 2018).

4.7

Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock) incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on March 8, 2017).

4.8	Fourth Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 8, 2015).

4.9	Amendment to Fourth Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed May 8, 2015).

4.10	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed November 24, 2009).

4.11	Form of Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed September 8, 2016).

4.12	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed September 8, 2016).

4.13	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed March 8, 2017).

4.14	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed December 11, 2017).

4.15	Form of Underwriter’s Common Stock Purchase Warrant issued in December 2017 offering (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed December 11, 2017).

4.16	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed May 31, 2018).

4.17	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed May 31, 2018).

4.18	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed July 5, 2018).

4.19	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed July 5, 2018).

5.1	Opinion of Hogan Lovells US LLP (filed herewith).

10.1	Fibrocell Science, Inc. 2019 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 14, 2019).

10.2	Form of Award Agreement - ISO Grant Employee (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 14, 2019).

10.3	Form of Award Agreement - NQ Grant Employee (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 14, 2019).

10.4	Form of Award Agreement - NQ Grant Director (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 14, 2019).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9.                   Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Exton, State of Pennsylvania, on August 29, 2019.

FIBROCELL SCIENCE, INC.

By:	/s/ John M. Maslowski
Name:	John M. Maslowski
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John M. Maslowski and Sean D. Buckley, each of them acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his or her name and on his or her behalf, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Maslowski	President, Chief Executive Officer and Director	August 29, 2019
John M. Maslowski	(Principal Executive Officer)

/s/ Sean D. Buckley	Chief Financial Officer and Corporate Secretary	August 29, 2019
Sean D. Buckley	(Principal Financial and Accounting Officer)

/s/ Douglas J. Swirsky	Chairman of the Board of Directors	August 29, 2019
Douglas J. Swirsky

/s/ Julian P. Kirk	Director	August 29, 2019
Julian P. Kirk

/s/ Marc B. Mazur	Director	August 29, 2019
Marc B. Mazur

/s/ Kelvin D. Moore	Director	August 29, 2019
Kelvin D. Moore

/s/ Marcus E. Smith	Director	August 29, 2019
Marcus E. Smith

/s/ Christine St.Clare	Director	August 29, 2019
Christine St.Clare